EXHIBIT 8.3

FORM OF
OPINION OF STIKEMAN ELLIOTT
[LETTERHEAD OF STIKEMAN ELLIOTT]

January     , 2002
File No.: 106485-1002

Ge	nesis Microchip Inc.
215	0 Gold Street
Alv	iso, CA 95002
U.S	.A.

De	ar Sirs/Mesdames:

Re:
Agreement and Plan of Merger and Reorganization (the “Agreement”) dated as of September 27, 2001, by and between Genesis Microchip Incorporated, a Nova Scotia company (“Genesis Canada”) and Sage, Inc., a Delaware corporation (“Company”)

          We have acted as counsel to Genesis Canada and Genesis Microchip Inc., a Delaware corporation (“Genesis Delaware”), in connection with (i) the proposed reorganization pursuant to which Genesis Canada will become an indirect, wholly-owned subsidiary of Genesis Delaware (the “Reorganization”) and (ii) the preparation and execution of the Agreement. Pursuant to the Agreement, a newly-formed, wholly-owned subsidiary of Genesis Delaware will merge with and into Company (the “Merger”), with Company surviving as a wholly-owned subsidiary of Genesis Delaware. The Reorganization and the Merger are described in the Registration Statement of Genesis Delaware on Form S-4, as amended (the “Registration Statement”), filed on October 25, 2001, with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement includes the joint proxy statement and prospectus of Company and Genesis Canada (the “Proxy Statement/Prospectus”). This opinion is being rendered pursuant to the requirement of Item 21(a) of Form S-4 under the Act. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

          In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Reorganization and the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement, and (ii) the truth and accuracy of the representations and warranties made by Genesis Canada and Company in the Agreement.

          Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the Canadian federal income tax consequences of the Reorganization or that contrary positions may not be taken by the Canada Customs and Revenue Agency.

          Based upon and subject to the foregoing, in our opinion, the discussion contained in the Registration Statement under the caption “The Reorganization—Material Canadian Federal Income Tax Consequences for Genesis Microchip Shareholders”, subject to the limitations and qualifications described therein, sets forth the material Canadian federal income tax consequences to holders who receive Genesis Delaware common stock pursuant to the Reorganization.

          This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement, including the Proxy Statement/Prospectus constituting parts thereof, and any amendment thereto, with respect to the discussion of the material Canadian federal income tax consequences of the Reorganization. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC thereunder.

Yo	urs truly,

ST	IKEMAN ELLIOTT

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